                                                                   Exhibit 99.41

THOMAS F. KUMMER
VON S. HEINZ
KUMMER KAEMPFER BONNER & RENSHAW
Seventh Floor
3800 Howard Hughes Parkway
Las Vegas, Nevada  89109
(702) 792-7000

Attorneys for Defendant/Counterclaimant
ITT CORPORATION


                             UNITED STATES DISTRICT COURT

                                  DISTRICT OF NEVADA


HILTON HOTELS CORPORATION         )    Case No. CV-S-97-95-PMP(RLH)
and HLT CORPORATION,              )
                                  )
         Plaintiffs,              )
    vs.                           )
                                  )
ITT CORPORATION,                  )
                                  )
         Defendant.               )
                                  )
__________________________________
                                  )
ITT CORPORATION,                  )
                                  )
         Defendant and            )
         Counterclaimant,         )
                                  )
    vs.                           )
                                  )
HILTON HOTELS CORPORATION         )
and HLT CORPORATION,              )
                                  )
         Plaintiffs and           )
         Counterdefendants.       )
                                  )
-----------------------------------

                     REPLY MEMORANDUM OF ITT CORPORATION ("ITT")
                      IN SUPPORT OF ITS MOTION FOR A PERMANENT
                        (OR PRELIMINARY) INJUNCTION REQUIRING
                     HILTON CORPORATION ("HILTON") TO DISCHARGE
                        LATHAM & WATKINS ("LATHAM") AS COUNSEL

                                PRELIMINARY STATEMENT

    Latham disloyally undertook representation adverse to ITT while it represented ITT.

    Even under Latham's false assertion that it did not agree to represent ITT on appeal in Eldredge, its representation of ITT did not end until February 7, 1997, while its adverse representation of Hilton began well before that. Thus, even under Latham's false premise, Latham did wrong. See point I.A., infra.

    In fact, Latham did agree to represent ITT in the Eldredge appeal.
(Fischkin Aff. PARAPARA 8-9; Frank Aff. PARA 3).1 Latham's declarants nowhere assert that Latham did not undertake to represent ITT on appeal. That reticence is not surprising in light of Ms. Wilkes's letter of January 3 remarking that "I am looking forward to a fun and favorable appeal", Fischkin Supp. Aff. Ex. 2, Mr. Wheeler's January 13 letter stating that "we plan to file a protective cross-appeal on ITT Corporation's behalf",

_____________
1ITT submits herewith the Affidavit of Phillip B. Frank, Assistant General Counsel of ITT-ESI ("Frank Aff."); the Affidavit of Johnathan B. Levine, Assistant General Counsel for ITT ("Levine Aff."); the Supplemental Affidavit of Theodore J. Fischkin ("Fischkin Supp. Aff."); and the Supplemental Declaration of Professor Charles W. Wolfram ("Wolfram Supp. Decl."). ITT also incorporates herein by reference its opening brief and the Affidavit of Theodore J. Fischkin ("Fischkin Aff.") and the Declaration of Charles W. Wolfram ("Wolfram Decl.") submitted therewith.

Fischkin Aff. Ex. 2, and the Latham diaries from October 1996 to January 1997 that show its preparation for appeal on behalf of both ITT and ITT-ESI. Fischkin Supp. Aff. Ex. 1; See also Fischkin Supp. Aff. PARAPARA 6-8. Despite this express agreement, Latham, obviously motivated by its own commercial goals (Gillers Decl. PARA 21), chose to "resign" on January 31, 1997, after it had received a series of inquiries from ITT about its representation of Hilton. (Fischkin Aff. PARA 16). The "hot potato" rule, which is concededly the law (Arabian Decl. PARA 36; Gillers Decl. PARA 21), prohibits such an attempt by Latham to drop ITT for a richer assignment. See Point I.B., infra.

    In its novel motion2,Latham makes at length a number of points designed to distract from this plain violation of its duty of loyalty to ITT as a current client.

    First, contrary to Latham's and Hilton's arguments (Latham Mem. at 17; Hilton Mem. at 3)3, Latham's misconduct will prejudice ITT. Latham has confidential information directly from ITT, ITT's subsidiary ESI, and the WBIS partnership that would be useful in Hilton's takeover attempt. (Fischkin Aff. PARAPARA 5, 13, 14, 15; Fischkin Supp. Aff. PARAPARA 16, 18; Frank Aff. PARA 8; Levine

_____________
  2See ITT's Memorandum in Opposition to Latham & Watkins Application for Special Appearance.

  3Incredibly Latham and Hilton also charge (Latham Mem. at 1, 3; Hilton Mem. at
1) that ITT's motion is tactical, ignoring the fact that any client would be deeply concerned that its lawyers, armed with its confidential information, were representing a competitor in a hostile bid for it.

Aff. PARAPARA 4-8).  This requires disqualification.  See Point II.A., infra.

    Second, even if, contrary to fact, Latham's representations are viewed as prior engagements, these representations are "substantially related" to Latham's current representation of Hilton. In complex litigation and advice about complex business transactions, lawyers are presumed to have obtained confidential information, and, in fact, Latham did have such information. Because Hilton or Latham may use this information to ITT's disadvantage, the duty of confidentiality requires Latham's disqualification. See Point II.B., infra.

    Third, this Court has the power to remedy the present inequitable circumstances, in which Latham is assisting Hilton not only in its hostile acquisition plan but on this motion. Prior to the existence of any justiciable controversy, Hilton chose this forum for litigating disputes about its takeover efforts and sought relief herein. Ironically, now that there is a real controversy, involving continuing and irreparable harm, Hilton and Latham ask this Court to stay its hand. That is not the law. See Point III, infra.

                                       ARGUMENT

I. LATHAM BREACHED ITS DUTY OF LOYALTY TO ITT, A CURRENT CLIENT, BY SIMULTANEOUSLY UNDERTAKING AN ADVERSE REPRESENTATION OF HILTON

    Latham must comply with California law, which it concedes (Gillers Decl. PARA 13), and Washington D.C., law, which it ignores. Wolfram Supp.
Decl. PARA 9.4

    Washington, D.C., utilizes a per se disqualification standard prohibiting a law firm from concurrent representation of parties with adverse interests.5 Contrary to Latham's argument, the controlling law in California is to the same effect. Latham misstates California law, failing to cite, much less distinguish, the authoritative cases relied upon by ITT and by Professor Wolfram. E.g., Flatt v. Superior Court, 885 P.2d 950 (Cal. 1994); Stanley v. Richmond, 41 Cal. Rptr.2d 768 (Cal. Ct. App. 1995).6


_______________
  4Latham's lead lawyer in Hilton's attempt to acquire ITT, Bruce Rosenblum, as well Mr. Epstein (Levine Aff. PARA 2), who advises WBIS on FCC matters, practice principally in Washington, D.C. The applicable choice-of-law rule is ABA Model Rule 8.5 (b)(2)(ii), which mandates that Mr. Rosenblum and Mr. Epstein must comply with D.C. ethics standards. See In re Prudential Insurance Co. of America Sales Practices Litigation, 911 F. Supp. 148, 151 (D.N.J. 1995) (applying amended rule 8.5 though not yet adopted by New Jersey Supreme Court)

  5D.C. Rule 1.7 provides:
    "(b). . . a lawyer shall not represent a client with respect to a matter if:
         (1) That matter involves a specific party or parties, and a position to be taken by that client in that matter is adverse to a position taken or to be taken by another client in the same matter, even though that client is unrepresented or represented by a different lawyer". (See also Cmt. 10.)

  6First, Latham fabricates that Professor Wolfram's analysis was premised upon a superseded California ethical rule subsection. (Latham Mem. at 18.) That is blatantly untrue. In fact, he primarily relied on several recent California cases for that state's ethical standards, for the courts are the

    Thus, under either California or D.C. standards, Latham must be disqualified if its representations of Hilton and ITT are concurrent and adverse. Since there is no serious argument that the representations are not adverse7, the only issue on this aspect of the motion is whether they were concurrent.

_____________
final arbiters of the ethical standards to which lawyers must adhere. E.g., Wolfram Decl. PARAPARA 15, 18, 20-21; Supp. Decl. PARA 11. Professor Wolfram also cited generally to the California bar rules as well as the ABA Model Rules, the Restatement and other authorities. E.g., Wolfram Decl. PARAPARA 15, 16 &
n.5. In each instance Professor Wolfram reviewed the current rules. Id.; see Wolfram Supp. Decl. PARA 11.
    Second, Latham's citations to California State Bar authority are unavailing, for lawyers cannot diminish the ethical standards required by the California courts. E.g., Metro-Goldwyn-Mayer v. Tracinda, 43 Cal. Rptr. 2d 327, 331- 32. (Cal. Ct. App. 1995).
    Third, the Arabian declaration (PARA 38) argues that because in Flatt the attorney's conduct occurred in 1989, the Court "did not consider what the result might have been under the version of Rule 3-310 currently in effect". In fact, Flatt primarily relies on general principles and cites the California rules only once, quoting rule 3-310(C)(2), which exists only in the current version of the rule. Flatt, 885 P.2d at 954. In any event, the M-G-M and Stanley decisions apply the Flatt holding to conduct occurring after rule 3-310 was amended. (Wolfram Decl. PARA 20).

  7Surprisingly, Latham argues in passing that its representation of Hilton is not adverse to ITT. Latham Mem. 14. Latham is wrong. See Wolfram Supp. Decl. PARAPARA 7-8. Latham's representation of Hilton is adverse as a matter of law. See, e.g., In re King Resources Co., 20 B.R. 191, 201- 02 (Bankr. D. Colo. 1982) ("To say that the interest of [parties in a takeover transaction] were not 'adverse' in this context, is absurd."); see also R-T Leasing Corp. v. Ethyl Corp., 484 F. Supp. 950, 952-53 (S.D.N.Y. 1979) (finding representation of corporation in attempted merger to be adverse to interests of target in disqualification ruling), aff'd, 633 F.2d 206 (2d Cir. 1980) (table). Latham's citation (Mem. at 14-15 & n.4) to Goldstein v. Lees, 120 Cal. Rptr. 253, 256 (Cal. Ct. App. 1975) is misplaced: the court expressly limited its holding to intra-corporate Board elections. See Wolfram Decl. PARA 8.

    We address this issue first on the basis of Latham's false assertion that it agreed to represent ITT only at trial and show that even under this assertion there is a conflict. See Section IA. Then we address the issue under the actual facts and show how Latham dropped ITT like a hot potato after it was confronted by ITT which had found out about the adverse representation because of Hilton's public statements. See Section IB.

    A. LATHAM CONCEDES THAT IT CONCURRENTLY REPRESENTED ITT AND HILTON IN ITS HOSTILE BID FOR ITT

    Neither Hilton nor Latham disputes that its representation of Hilton on this matter began well before January 31, 1997, when Latham first gave notice to ITT that it was quitting its representation of ITT. See Fischkin Aff. PARA 17 & Ex. 6; Reply to Counterclaims PARA 20; Wolfram Decl. PARA 11.8 Not even a hint was given before then. Frank Aff. PARA 2; Fischkin Supp. Aff. PARA 8.

    Latham admits, as it must, that the duties of an attorney extend at the very least "until entry of judgment in the trial court". Latham Mem. 16; Gillers Decl. PARA 22; Arabian Decl. PARA 35. Let us assume, contrary to the facts, that ITT and Latham contemplated a trial-only representation, which would end on entry of final judgment. The question is then, when was final

_______________
  8We do not know why Professor Gillers repeatedly refers to the "alleged work for Hilton" (see, e.g., Gillers Decl. PARA 7). Hilton's CEO stated publicly that Latham represented Hilton. Answer & Counterclaims PARA 20. Hilton has admitted that. Reply to Counterclaims PARA 20.

judgment entered? Latham uses the passive voice and indefinite "now" to avoid answering that question candidly.9

    So we'll be direct.  The answer is February 7, 1997.  Gillers Decl.
PARA 4(c). And Latham was concededly representing Hilton prior to that date.10 Latham should be disqualified under its own logic.11


_____________
  9Latham asserts that:
    "Final judgment has now been entered and the representation of ITT has concluded." Latham Mem. at 15-16.

 10Latham's declarants do an extraordinary dance to avoid the February 7 reality. Mr. Wheeler declares:
    "On December 20, 1996 the Court signed its Statement of Decision granting ITT's JNOV Motion and vacated and set aside the judgment against ITT... The case thus ended favorably for ITT Corporation as of that date. Shortly thereafter, we submitted an amended judgment to reflect the JNOV granted in favor of ITT . . . Final judgment in favor of ITT has now been entered." Wheeler Decl. PARA 7.
    Never referring to the date judgment was entered (i.e., February 7), Mr. Wheeler's next sentence misleadingly says:
     "On January 31, 1997, I informed ITT in writing that Latham would not be able to represent ITT in any future appeal that plaintiffs might file." Wheeler Decl. PARA 8.
    Latham's experts are no more candid.  Professor Gillers declares:
    "The matter on which Latham represented ITT ended (favorably). The professional relationship then terminated and Latham chose not to accept the further engagement of an appeal." Gillers Decl. PARA 22.
    Justice Arabian refers only to "the successful conclusion of the Eldredge litigation on behalf of ITT at the trial court level" (PARA 34). Justice Arabian's "assumed facts" (PARA 6) refers only to Latham's advising ITT in January 1997 that it would not represent ITT on appeal "following the granting of ITT's motion for J.N.O.V. in December" (PARA 16).

 11Professor Gillers nowhere addresses the issue arising out of his statement that "entry of the trial court judgment terminated the professional relationship between Latham and ITT" (Gillers Decl. PARA 22.) Professor Gillers knows that the judgment was entered on February 7, 1997. Professor Gillers also knows that the "alleged work" for Hilton was started

    B.   LATHAM AGREED TO REPRESENT ITT ON THE ELDREDGE APPEAL12

    Latham pretends that representation of ITT on appeal was a wholly separate representation, neither contemplated nor undertaken by Latham. Latham Mem. at
15. That is false. Neither Ms. Wilkes nor Mr. Wheeler is willing to support that assertion in their declarations.13 Latham's assertion is





_______________
substantially before January 27, 1997. Professor Gillers offers no justification for Latham's disloyalty. Nor could he. Justice Arabian (PARA 16) suffers from the same flaw.

 12We note without further comment Latham's description of the plaintiffs suing ITT and ITT-ESI for the alleged insufficiency of their hospitality management training as "disgruntled hamburger flippers". Latham Mem. at 22.

 13We urge the Court to look at the citations that Latham puts forward to argue that its representation concluded after trial. These are:
    (a) Justice Arabian (see Latham Mem. 15-18), who expressly states that his opinion is based on the facts "assumed herein" (Arabian Decl. PARA 2);
    (b) Wheeler Decl. at PARA7 is said to state that "Latham's representation of ITT effectively ended on December 20, 1996" (Latham Mem. at 15), a conclusory assertion that is wrong both on the facts and on the law, and Wheeler Decl. at PARA 12, is said to state that "[n]o agreement . . . was ever reached for Latham to do the appellate work" (Latham Mem. at 18), a statement that appears nowhere in Mr. Wheeler's declaration; and
    (c) Gillers Decl. PARAPARA 21-25, (Latham Mem. at 16, 18). Professor Gillers, like Justice Arabian, simply assumes away Latham's direct representation of ITT. Gillers Decl. PARA 6. Although Professor Gillers counsels on the "need for precision" (Gillers Decl. PARA 5), Professor Gillers simply assumes that Latham did not agree to represent ITT on appeal Eldredge. Gillers Decl. PARA 3(d). His testimony on what Latham agreed to do (Gillers Decl. PARAPARA 22-23) is unnecessarily cramped (Wolfram Supp. Decl. PARA 6), but also absolutely wrong. Professor Gillers was given information (Gillers Decl. PARA 4; Fischkin Aff. Ex. 2) that shows the falsity of his statement that "Latham did not withdraw from its representation" (Gillers Decl. PARA 22; Fischkin Aff. Ex. 6). And his assertion that "Ms. Wilkes denies that she agreed to any such engagement" (Gillers Decl. PARA 24) is at best curious. Ms. Wilkes never denies that Latham agreed to contradicted by (i) the work done for both clients almost on a daily basis after December 20, as the Latham diaries document (see also Fischkin Supp. Aff.
PARA 7),14 (ii) Ms. Wilkes's addition to Latham's Eldredge team for purposes of the appeal, (iii) Ms. Wilkes's and Mr. Wheeler's letters to Mr. Fischkin in January 1997, (Fischkin Supp. Aff. Ex. 2; Fischkin Aff. Ex. 2), (iv) the admitted lack of any withdrawal notice to ITT for six weeks after the j.n.o.v. decision, and (v) Mr. Wheeler's withdrawal letter itself. Fischkin
Aff. PARAPARA 16, 17 and Exs. 2, 6; Fischkin Supp. Aff. PARAPARA 7-8, 10, 11 and Exs. 1-4; Frank Aff. PARAPARA 2-3. In fact, the evidence is overwhelming that an ITT appeal was contemplated and undertaken.15

    The Fischkin Supplemental Affidavit (PARAPARA 6-11) summarizes the extensive legal work that Latham's own diaries show was conducted in anticipation of appeals in the Eldredge matter (see also Frank

______________
represent ITT on appeal. See Fischkin Supp. Aff. PARA 6. And the only cite in Latham's brief is to the Gillers declaration. Latham Mem. at 16.

 14Latham's recently fabricated claim that the representation ended on December 20 (Latham Mem. at 15) is further belied by its own documents. For example, Mr. Wheeler, the partner in charge of the Eldredge trial, entered diaries for work on the ITT judgment on January 29 and then wrote to ITT's Mr. Fischkin on January 31, 1997, enclosing the proposed judgment and informing him that Latham's ITT representation "is now concluded". Fischkin Aff. Ex. 6; Supp. Fischkin Aff. PARA 7.

 15Although Latham claims that ITT and ITT-ESI engaged Gibson, Dunn & Crutcher to prepare the Eldredge appeal (Latham Mem. at 18), Gibson Dunn was only retained as a backup consultant; in light of Latham's knowledge of the facts of the case, both ITT and ITT-ESI were relying on Latham for the appeal. Fischkin Supp. Aff. PARAPARA 8-9, 11; Frank Aff. PARA 6.

Aff. PARAPARA 2-3). For example, on January 13, Mr. Fischkin was sent a research memorandum prepared by Ms. Wilkes regarding issues of appellate procedure that were specifically applicable to ITT on appeal. Fischkin Supp. Aff. PARA 7 and Exs. 3-4. Perhaps even more striking is the correspondence confirming Latham's intent to represent ITT on appeal. In a letter on January 3, 1997, to Mr. Fischkin, Ms. Wilkes stated that she was "looking forward to a fun and favorable appeal". Fischkin Supp. Aff. PARA 7 and Ex. 2. Even more explicit was Joseph Wheeler's statement that "we plan to file a protective cross-appeal on ITT Corporation's behalf, in addition to the notice appealing the judgment, etc. as to ITT-ESI".16 Fischkin Aff. Ex. 2.17

    Therefore, Latham's substantial representation of ITT in Eldredge18 and Hilton in this matter were concurrent, and the purported unilateral withdrawal from Eldredge was untimely, as well as a violation of the "hot potato rule" adopted in Flatt.

_______________
 16In his declaration Mr. Wheeler fails to explain or even mention this letter.

 17These admissions conclusively refute Latham's argument as a matter of law. See Wolfram Supp. Decl. PARA 6; Fox v. Pollack, 226 Cal. Rptr. 532, 534 (Cal. Ct. App. 1986) and cases cited therein; see also Proposed Restatement of the Law Governing Lawyers Section 28 cmt. f (1996).

 18Despite Justice Arabian's testimony (Arabian Decl. PARA 15), ITT does not view $4 million in punitive damages--a figure which may well increase depending on Eldredge's final disposition, which could prejudice ITT in the five other actions already filed and lead to even more lawsuits being filed--as "insubstantial". Fischkin Supp. Aff. PARA 4; Frank Aff. PARA 5.

Latham breached its duty of loyalty to ITT.19 Wolfram Supp.

____________________
 19The Eldredge appeal is not the only concurrent representation.
    First, Latham concurrently represented ITT on antitrust issues. Fischkin Supp. Aff. PARA 15; Frank Aff. PARA 15. Despite Mr. Rosch's claim that the work was "completed" (Rosch Decl. PARA 8), the antitrust retention was explicitly terminable only by ITT absent some "good cause", which Latham has not even alleged (Fischkin Aff. Ex.5 at 3). In any event, neither party has even purported to terminate, and Mr. Rosch has counseled Mr. Fischkin as recently as mid-January. Fischkin Aff. PARA 15 & Ex. 5; Fischkin Supp. Aff. PARA 15. Moreover, the purportedly broad blanket consent to future conflicts, which was drafted by Mr. Rosch and includes a narrow illustrative example as to environmental cross-claims that belies the present claim as to its intended breadth and that confirms there was no meeting of the minds (see id. at 19; Wolfram Supp. Aff. PARA 15) is unenforceable as a matter of law. Id. at PARA 16. Hostile takeovers is one of a core group of adverse representations that are so serious that consents thereto are per se unenforceable or enforceable only after full disclosure and thorough discussion, which never occurred here. Wolfram Supp. Decl. PARAPARA 15-16; Fischkin Supp. Aff. PARA 19. Further, the opinions of Latham's experts are premised upon an erroneous view of its scope and ignorance of the facts demonstrating its unenforceability.
Arabian Decl. PARA 32; Gillers Decl. PARAPARA 30-33; Fischkin Supp.
Aff. PARA 19.  The representation of Hilton is simply not covered by the waiver.
    Second, the representation of WBIS requires disqualification. Given that WBIS has no employees, ITT had a single partner, Latham received confidential information in the representation, and Latham had direct contacts with ITT, Latham's representation of the partnership that owns WBIS is a representation of the individual partners. Johnson v. Superior Court, 45 Cal. Rptr. 2d 312, 319-321 (Cal. Ct. App. 1995); Fischkin Aff. PARA 14. Indeed, Mr. Epstein concedes that half his fee was paid directly by ITT Broadcasting (Epstein Decl. PARA 4).
    Third, the representation of ITT-ESI is also a representation of ITT. Wolfram Supp. Decl. PARAPARA 12-14. Concurrent representation of ITT-ESI and Hilton on this matter violates the duties of loyalty and confidentiality. In representing ITT-ESI, Latham lawyers have been working closely with ITT's Assistant General Counsel and Director, Litigation, Mr. Fischkin, on trial preparation, trial, post-trial motions and interlocutory and final appeals; and that work continues in this pivotal case. Fischkin Supp. Aff. PARAPARA 5, 13-14; Frank Aff. PARAPARA 4,6. Simultaneously Latham is advising Hilton in its hostile bid for ITT while ITT's Mr. Fischkin is working against the interests Latham now represents "in virtually all adversary

Decl. PARAPARA 2-6.

II. LATHAM'S BREACH OF THE DUTY OF CONFIDENTIALITY REQUIRES ITS
    DISQUALIFICATION

    The duty of confidentiality applies to past (and present) representations if confidential information is obtained pursuant to the representation. It is breached if the law firm accepts an adverse representation in which the confidential information may be useful. Wolfram Supp. Decl. PARA 14.

    A. LATHAM HAS OBTAINED CONFIDENTIAL INFORMATION DURING ITS REPRESENTATION OF ITT, ITT-ESI, AND WBIS

    Latham had access to confidential information regarding business plans, competitive strategies, market studies, joint programming proposals, confidential government submissions, privileged communications, antitrust analyses and other competitively sensitive information of ITT, ITT-ESI and WBIS. Fischkin Aff. PARAPARA 5, 13-15; Fischkin Supp. Aff. PARAPARA 16, 18; Levine Aff. PARAPARA 4-7; Frank Aff. PARAPARA 7- 8.20 That information was obtained

________________
situations involving Hilton". Fischkin Supp. Aff. PARA 14. That is a conflict of loyalty for Latham and an intolerable working situation for ITT's own counsel. Id. at PARAPARA 13-14; Wolfram Supp. Aff. PARA 14. Moreover, because Latham obtained confidential information about ITT that would be useful to Hilton in representing ITT-ESI, Latham must be disqualified. See id.; Restatement of the Law Governing Lawyers Section 213 Comment g (ii); Gillers Aff. PARAPARA 8-9; Frank Aff. PARAPARA 7-8.

 20Latham's brief (e.g., at 20-21) includes sweeping claims that no confidential information was obtained but the declarations (e.g., Rosch Decl.; Epstein Decl. PARA 7) do not substantiate these assertions. See Fischkin Aff. PARA 15; Fischkin Supp. Aff. PARAPARA 17-18; Levine Aff. PARA 3. For example, Mr. Rosch could not and did not deny that he received substantial confidential information. See Fischkin Aff. PARAPARA 5, directly from ITT, and from ITT-ESI and WBIS; it concerns ITT itself, its 83% owned subsidiary ITT-ESI and WBIS, which ITT and Dow-Jones Co. own in a partnership.

    Latham repeatedly complains that ITT's evidence of confidential information is conclusory and insufficiently detailed. (Latham Mem. at 1, 8-9, 22-23.) But an aggrieved client need not reveal the very confidential information at issue in order to disqualify a conflicted attorney. See, e.g., Global Van Lines, Inc.
v. Superior Court, 192 Cal. Rptr. 609, 613 (Cal. Ct. App. 1983); T.C. Theatre Corp. v. Warner Bros. Pictures Inc., 113 F. Supp. 265, 269 (S.D.N.Y. 1953). And any doubt about the existence of a conflict of interest must be resolved in favor of disqualification. See, e.g., Lemelson v. Apple Computer, Inc., 28 U.S.P.Q.2d (BNA) 1412, 1418, 1993 WL 556452, *8 (D. Nev. 1993); Flushing Sav.
Bank v. FSB Properties, Inc., 482 N.Y.S.2d 29, 31 (N.Y. App. Div. 1984)21

_________________
13, 14, 15; Fischkin Supp. Aff. PARAPARA 16, 18; Frank Aff. PARA 8. Although Mr. Rosch's 1996 bill totals only 10.3 hours (as Mr. Arabian repeatedly emphasizes, see Arabian Decl. PARAPARA 2(e), 33) it is the sensitivity of that information that is significant. Mr. Wheeler claims that Latham "received no confidential information pertaining to ITT" but concedes discussing "the legal issues in the case" with ITT. Wheeler Aff. PARA 9. As ITT-ESI's counsel explains, confidential business information was obtained and "Latham's insight into Eldredge and its potential effect on ITT-ESI in related cases would be invaluable in evaluating ITT-ESI." (Frank Aff. PARA 7-8.)

 21Latham uses a double standard. It demands ITT divulge, in detail, valuable confidential information (Latham Mem. at 8-9, 20-21), but refuses to confirm its retention in Hilton's takeover attempt (Latham Mem. at 3 n.1) and then reveals nonpublic information about ITT's representation without ITT's consent. See Epstein Decl. PARA 5; Levine Aff. PARA 7.

    Nonetheless, ITT has provided specific information on the confidential information in the affidavits submitted herewith. E.g., Levine Aff.
PARAPARA 4-5 (re. WBIS); Frank Aff. PARAPARA 7-8 (re. ITT-ESI); Fischkin Supp. Aff. PARAPARA 16-18.

    B.   THE "SUBSTANTIAL RELATIONSHIP" TEST IS SATISFIED

    Pursuant to its Eldredge, WBIS and antitrust representations, Latham has obtained confidential information that would be (i) helpful to Latham in advising Hilton as to the ITT takeover, (ii) useful to Hilton in its hostile bid for ITT and in evaluating ITT subsidiaries and ITT, and (iii) damaging to ITT (and its subsidiaries) if revealed to Hilton and others. Frank Aff.
PARAPARA 7-8; Levine Aff. PARAPARA 4-6.22 Therefore, such representations are "substantially related" to Latham's representation of Hilton in its bid for ITT. Trone v. Smith, 621 F.2d 994, 998 (9th Cir. 1980). Irrespective of the source of the information, the adverse representation creates substantial risk that pertinent confidential client information will be used by

_________________
 22Professor Gillers presents purported "policy justifications for not converting representation of a whole or partly owned subsidiary into a client relationship with its. . . parent" (Gillers Decl. PARA 10), namely that there could be a "chain reaction . . . resulting in denial of counsel of choice to others and in the temptation for opportunistic". With respect, we fail to see why Professor Gillers ignores the "impressive" policy justifications requiring loyalty to one's clients, especially in a circumstance where Hilton is hardly bereft of counsel and there is absolutely no evidence that ITT picked Latham to represent it in order to disqualify Latham in a subsequent bid by Hilton for ITT. Justice Arabian's reference to "tactical abuse" (Arabian Decl. PARA 2e) is similarly wholly mysterious.

(or for the benefit of) an adverse party. The creation of that risk constitutes a breach of the duty of confidentiality and requires relief. See Wolfram Supp. Decl. PARA14; Gillers Decl. PARA 8; Rosenfeld Constr. Co. v. Superior Court, 286 Cal. Rptr. 609, 613 (Cal. Ct. App. 1991); Western Continental Operating Co. v. Natural Gas Corp., 261 Cal. Rptr. 100, 104 (Cal. Ct. App. 1989).23

    Under the substantial relationship test that governs lawyers as to past representations, Latham's behavior constitutes a breach of its duty of confidentiality even if ITT were only a former client of Latham. Although in its brief, Latham admits that a substantial relationship should be inferred24, Latham proceeds to ignore this test -- obviously because in representing corporate clients in the complex Eldredge litigation and on these sensitive antitrust and F.C.C. issues, confidential information

__________________
 23Justice Arabian, however, asserts that "affiliated entities are to be treated as separate and distinct, unless they are as a practical matter alter egos of one another," (Arabian Decl. PARA 2a). Not only is the Justice's view of the law wrong (Wolfram Supp. Decl. PARA 14), but it is contradicted by Professor Gillers (Gillers Decl. 8). Latham misstates the law on representation of subsidiaries and parents. See Wolfram Supp. Aff. PARA 12. The issue is not whether ITT-ESI is ITT's alter ego or whether "ITT controlled the defense" in Eldredge (Gillers Decl. PARA 8), but whether Latham received "confidential information" that can be used against ITT by Hilton. Wolfram Supp.
Decl. PARA 14.

 24"When it appears by virtue of the nature of the former representation or the relationship of the attorney to his former client confidential information material to the current dispute would normally have been imparted to the attorney". (Latham Mem. at 21, quoting Global Van Lines, 192 Cal. Rptr. at 613.)

"would normally have been imparted to [Latham]". Moreover, such information is "material to the current dispute" (the Hilton hostile bid). See Wolfram Decl. PARAPARA 20, 21; Frank Aff. PARA 7; Levine Aff. PARA 6 (discussing the possible uses to which Hilton could put the confidential information obtained by Latham in its takeover attempt).

    Permanent or preliminary injunctive relief to protect such confidential information is mandated. Rosenfeld Constr. Co., 286 Cal. Rptr. at 613.

III.     THIS COURT SHOULD ORDER HILTON TO DISCHARGE LATHAM

    Hilton admits that Latham is representing Hilton in its attempted takeover of ITT (Reply to Counterclaims PARA 20) and that this action was brought "to facilitate [its] tender offer" (Compl. PARA 1). Yet Hilton and Latham now tell this Court that it lacks the power to disqualify Latham because Latham is not counsel of record. Latham Mem. at 5; Hilton Mem. at 2. Hilton and Latham are wrong.

    Not surprisingly, courts have explicitly recognized their power to afford relief in these circumstances. For example, in E. F. Hutton & Co. v. Brown, 305
F. Supp. 371 (S.D. Tex. 1969), the defendant disqualified a law firm that advised the plaintiff but that had not appeared in the case, concluding (i) that the "Court's inherent power to manage its affairs is broad enough to reach such conduct", id. at 378 (internal quotation marks and footnotes omitted), and
(ii) that it had the power under the All Writs Act (28 U.S.C. Section 1651) to enjoin the client from obtaining advice from the conflicted firm, id. at 379.25 Moreover, courts have recognized the inherent irreparable harm to a client in ITT's position and preliminarily enjoined companies from retaining counsel with a conflict of interest. E.g., Ladner v. American Home Assurance Co., 201 A.D. 2d 302, 304, 607 N.Y.S.2d 296, 298-99 (N.Y. App. Div. 1994).

    Hilton and Latham argue that state bar rules do not provide a private right of action against attorneys (Hilton Mem. at 2; see Latham Mem. at 6), but that is beside the point. An attorney owes a fiduciary duty to the client, and a breach of that duty creates an actionable claim for relief.26

    An injunction is a proper remedy against the attorney or the second client.27 See E. F. Hutton, 305 F. Supp. at 379; Anderson

________________
 25The All Writs Act, 28 U.S.C. Section 1651(a), provides: "The Supreme Court and all courts established by Act of Congress may issue all writs necessary or appropriate in aid of their respective jurisdictions and agreeable to the usages and principles of law." See ITT Community Dev. Corp. v. Barton, 569 F.2d 1351, 1359 (5th Cir. 1978). ("Both All Writs Act and the inherent powers doctrine provide a federal court with various common law equity devices to be used incidental to the authority conferred on the court by rule or statute.")

 26E.g., Maritrans GP Inc. v. Pepper, Hamilton & Scheetz, 602 A.2d 1277 (Pa.
1992) ("the courts of this Commonwealth and throughout the United States . . . have imposed civil liability on attorneys for breaches of their fiduciary duties by engaging in conflicts of interest, notwithstanding the existence of professional rules under which the attorneys also could be disciplined");
Griva v. Davison, 637 A.2d 830, 847 (D.C. 1994).

 27Neither Latham nor Hilton disputes the fact that an injunction is the appropriate remedy where there is a breach of the attorney's duty of loyalty. See Alexander Proudfoot PLC v. Federal Ins. Co., No. 93C6287, 1994 WL 110531, at *2 (N.D. Ill.

v. Air West, Inc., 542 F.2d 522, 526 (9th Cir. 1976) ("even if not at fault, [a client] should not be permitted to benefit from the wrong of [its] attorney"); Haynes v. First Nat'l State Bank, 87 N.J. 163 (N.J. 1981) (innocent will beneficiaries may be incidentally penalized by disqualifying a will drafted by conflicted lawyers); Charles W. Wolfram, Modern Legal Ethics Section 7.1.7, at 330 (1986).

    Finally, Latham claims "that Latham has not been involved in any litigation against ITT and has filed no documents with the SEC relating to the takeover". (Latham Mem. at 5.) Yet, Latham has moved to strike the Fischkin affidavit and submitted a draft order denying that in one of ITT's counterclaims. By assisting Hilton in this case, Latham is undeniably "involved in litigation against ITT".28

    Injunctive relief is within this Court's power and appropriate.

________________
Mar. 30, 1994) (only through the remedy of disqualification can the "sanctity of the attorney client relationship be maintained"). See generally ITT Mem. at 11-15.

 28An attorney practicing before this Court must comply with Nevada Rule 157. U.S. Dist. Nev. Loc. R. IA 10-7(a). Rule 157 provides that:
    "[a] lawyer shall not represent a client if the representation of that client will be directly adverse to another client, unless . . . [e]ach client consents, preferably in writing, after consultation". Nev. S. Ct. R. P.C. 157(b).

                                      CONCLUSION

    For the reasons set forth above, ITT's motion for summary judgment on Count One of its Counterclaims seeking permanent injunctive relief requiring Hilton to dismiss Latham as counsel in connection with Hilton's attempted hostile takeover of ITT should be granted, or, in the alternative, ITT respectfully requests a preliminary injunction barring Hilton from seeking Latham's counsel until the Court can review the merits.

    DATED this 11th day of March, 1997.


                                     KUMMER KAEMPFER BONNER & RENSHAW



                                     By /s/ Von S. Heinz
                                        ------------------------------
                                        THOMAS F. KUMMER
                                        VON S. HEINZ
                                        Seventh Floor
                                        3800 Howard Hughes Parkway
                                        Las Vegas, Nevada 89109
                                        Attorney for Defendant/
                                        Counterclaimant
                                        ITT CORPORATION

                                CERTIFICATE OF SERVICE

    Pursuant to Fed. R. Civ. P. 5(b), I hereby certify that service of the foregoing REPLY MEMORANDUM OF ITT CORPORATION ("ITT") IN SUPPORT OF ITS MOTION FOR A PERMANENT (OR PRELIMINARY) INJUNCTION REQUIRING HILTON CORPORATION ("HILTON") TO DISCHARGE LATHAM & WATKINS ("LATHAM") AS COUNSEL was made this date by delivering by hand a true copy of the same to the following:

         Steve Morris
         Kristina Pickering
         Schreck Morris
         1200 Bank of America Plaza
         300 South Fourth Street
         Las Vegas, Nevada 89101

         Donald J. Campbell
         Donald J. Campbell & Associates
         300 South Fourth Street
         Suite 1409
         Las Vegas, Nevada 89101

and by delivering by facsimile and overnight mail a true copy of the same to the following:

         Bernard W. Nussbaum
         Eric M. Roth
         Marc Wolinsky
         Scott L. Black
         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, NY 10019

    DATED this 11th day of March, 1997.



                                      /s/ Elizabeth Moulton
                                      --------------------------------------
                                      An Employee of Kummer Kaempfer Bonner &
                                      Renshaw